Exhibit 99.1

TrueBlue Adopts Limited Duration Shareholder Rights Agreement

TACOMA, Wash. – May 13, 2025 – TrueBlue (NYSE: TBI), a leading provider of specialized workforce solutions, today announced that its Board of Directors (the “Board”) has unanimously resolved to adopt a limited duration shareholder rights agreement (the “Rights Agreement”) to protect shareholder interests.

The Rights Agreement is in response to the unsolicited proposal from HireQuest, Inc. (Nasdaq: HQI) to acquire all common stock of TrueBlue at $7.50 per share. The Rights Agreement is intended to reduce the likelihood that any entity, person or group is able to gain control of TrueBlue through open market accumulation without paying all shareholders an appropriate control premium or providing the Board with sufficient opportunity to make informed judgments and take actions in the best interests of all shareholders.

Pursuant to the Rights Agreement, TrueBlue will issue, by means of a dividend, one preferred share purchase right (a “Right”) for each outstanding share of TrueBlue common stock to shareholders of record on a date to be announced subsequently. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of TrueBlue common stock.

The Rights Agreement will expire on May 13, 2026, subject to the Company’s right to extend such date, unless prior to such date stockholder approval has been obtained to extend the term of the Rights or earlier redeemed or exchanged by the Company or terminated, as provided in the Rights Agreement.

The terms of the Rights Agreement will be consistent with other rights plans adopted by publicly-held companies. Under the Rights Agreement, the rights will generally become exercisable if a person or a group of persons (each, an “acquiring person”) acquires beneficial ownership of 15% (or 20% in the case of certain investors filing on Schedule 13G) or more of the outstanding shares of TrueBlue common stock in a transaction not approved by the Board. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of TrueBlue common stock at a 50% discount. In addition, if TrueBlue is acquired in a merger or other business combination after an unapproved party acquires 15% (or 20% in the case of certain investors filing on Schedule 13G) or more of the outstanding shares of TrueBlue common stock, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s stock at a 50% discount. The Board, at its option, will have the ability to exchange each right (other than rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one share of TrueBlue common stock per outstanding right, subject to adjustment. Except as provided in the Rights Agreement, the Board will be entitled to redeem the rights at $0.01 per right.

If a person or group beneficially owns 15% or more of the outstanding shares of TrueBlue common stock prior to TrueBlue’s announcement of its adoption of the Rights Agreement, then that person’s or group’s existing ownership percentage will be grandfathered (except that, with certain exceptions, if at any time after the announcement of the adoption of the Rights Agreement such person or group increases its ownership of TrueBlue common stock, such person’s or group’s ownership percentage will no longer be considered grandfathered).

Additional information regarding the Rights Agreement will be contained in a Current Report on Form 8-K to be filed by TrueBlue with the U.S. Securities and Exchange Commission.

Sidley Austin LLP is acting as legal advisor to TrueBlue.

About TrueBlue

TrueBlue (NYSE: TBI) is transforming the way organizations connect with talent in an ever-changing world of work. As The People Company®, we put people first – connecting job seekers with meaningful opportunities while delivering smart, scalable workforce solutions for enterprises across industries and worldwide. Powered by innovative technology and decades of expertise, our brands – PeopleReady, PeopleScout, Staff Management | SMX, Centerline, SIMOS, and Healthcare Staffing Professionals – offer flexible staffing, workforce management, and recruitment solutions that propel businesses and careers. Discover how we’re shaping the future of work at www.trueblue.com.

Forward Looking Statements

This document contains forward-looking statements relating to our plans and expectations including, without limitation, statements regarding the adoption of the Rights Agreement, which are subject to risks and uncertainties. Such statements are based on management’s expectations and assumptions as of the date of this release and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements including: (1) national and global economic conditions, which can be negatively impacted by factors such as rising interest rates, inflation, changes in government policies, political instability, epidemics and global trade uncertainty, (2) our ability to maintain profit margins, (3) our ability to attract and retain clients, (4) our ability to access sufficient capital to finance our operations, including our ability to comply with covenants contained in our revolving credit facility, (5) our ability to successfully execute on business strategies and further digitalize our business model, (6) our ability to attract sufficient qualified candidates and employees to meet the needs of our clients, (7) new laws, regulations, and government incentives that could affect our operations or financial results, (8) any reduction or change in tax credits we utilize, including the Work Opportunity Tax Credit, (9) our ability to successfully integrate acquired businesses, and (10) the timing and amount of common stock repurchases, if any, which will be determined at management’s discretion and depend upon several factors, including market and business conditions, the trading price of our common stock and the nature of other investment opportunities. Other information regarding factors that could affect our results is included in our Securities and Exchange Commission filings, including the company’s most recent reports on Forms 10-K and 10-Q, copies of which may be obtained by visiting our website at www.trueblue.com under the Investor Relations section or the SEC’s website at www.sec.gov. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

TrueBlue Investor Relations
InvestorRelations@trueblue.com